                                                                    EXHIBIT 2.1


                  ----------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                  ----------------------------------------


                           DATED AS OF APRIL 13, 1998

                                    BETWEEN

                           CROWLEY INVESTMENTS, INC.


                                      AND

                          HOME INTERIORS & GIFTS, INC.

                               TABLE OF CONTENTS

                                                                                                                     PAGE
ARTICLE I THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.01.   The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.02.   Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.03.   Effective Time of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.04.   Effects of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.05.   Articles of Incorporation; Bylaws; Purposes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.06.   Directors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         1.07.   Officers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

ARTICLE II EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS . . . . . . . . . . . . . . . . .  3
         2.01.   Defined Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         2.02.   Effect on Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         2.03.   Company Common Stock Elections . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         2.04.   Proration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         2.05.   Exchange of Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         3.01.   Organization of the Company; Equity
                          Investments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         3.02.   The Company's Capital Structure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         3.03.   Authority, No Conflict, Required Filings
                          and Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         3.04.   Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         3.05.   No Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         3.06.   Absence of Certain Changes or Events . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         3.07.   Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         3.08.   Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         3.09.   Agreements, Contracts and Commitments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         3.10.   Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         3.11.   Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         3.12.   Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         3.13.   Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         3.14.   Labor Relations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         3.15.   Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         3.16.   Real Estate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         3.17.   Personal Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         3.18.   Customers, Suppliers and Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         3.19.   Potential Conflicts of Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         3.20.   Vote Required  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         3.21.   Proxy Statement; Offering Memorandum . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         3.22.   Board Recommendation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         3.23.   Accounts Receivable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         3.24.   Inventory  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         3.25.   Information Supplied . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF CII  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         4.01.   Organization of CII  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27





                                      (i)
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
         4.02.   CII's Capital Structure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         4.03.   Subsidiaries; Operations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         4.04.   Authority; No-Conflict; Required Filings
                          and Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         4.05.   Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         4.06.   Financing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

ARTICLE V CONDUCT OF BUSINESS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         5.01.   Covenants of the Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         5.02.   Cooperation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         5.03.   Conversion of ESOP . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

ARTICLE VI ADDITIONAL AGREEMENTS AND COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         6.01.   No Solicitation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         6.02.   Proxy Statement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         6.03.   Access to Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         6.04.   Shareholders Meeting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         6.05.   Legal Conditions to Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         6.06.   Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         6.07.   Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         6.08.   Brokers or Finders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         6.09.   Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         6.10.   Protected Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         6.11.   Additional Agreements; Reasonable Efforts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         6.12.   Disclosure Statement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         6.13.   Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         6.14.   Opinion of Financial Advisor . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         6.15.   Shareholders Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         6.16.   Employment and Consulting Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         6.17.   Stock Option Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         6.18.   Copyright Assignment and License Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         6.19.   Personal Property Lease  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         6.20.   Company Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         6.21.   Environmental Investigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         6.22.   Certain Agreements with HMC Partners . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40





                                      (ii)

ARTICLE VII CONDITIONS TO MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         7.01.   Conditions to Each Party's Obligation To
                          Effect the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         7.02.   Additional Conditions to Obligations of CII  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         7.03.   Additional Conditions to Obligations of
                          the Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42

ARTICLE VIII TERMINATION AND AMENDMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         8.01.   Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         8.02.   Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         8.03.   Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         8.04.   Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         8.05.   Extension; Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45

ARTICLE IX MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         9.01.   Investigations; Nonsurvival of Representations
                          and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         9.02.   Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         9.03.   Interpretation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         9.04.   Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         9.05.   Entire Agreement; No Third Party
                          Beneficiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         9.06.   Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         9.07.   Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         9.08.   Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         9.09.   Knowledge  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         9.10.   Withholding Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48





                                     (iii)

Exhibit A ....... Parties to Execute Voting Agreement
Exhibit B ....... Voting Agreement
Exhibit C ....... Amended and Restated Articles of Incorporation
Exhibit D ....... Amended and Restated Bylaws
Exhibit E ....... Shareholders Agreement
Exhibit F ....... Employment Agreement
Exhibit G ....... Consulting Agreement
Exhibit H ....... Employee Stock Option Plan
Exhibit I ....... Manager Stock Option Trust Terms
Exhibit J ....... Copyright Assignment
Exhibit K ....... License Agreement
Exhibit L ....... Personal Property Lease
Exhibit M ....... Form of Opinion of Gardere & Wynne, L.L.P.
Exhibit N ....... Form of Opinion of Weil, Gotshal & Manges, LLP
Exhibit O ....... Financial Advisory Agreement
Exhibit P ....... Monitoring and Oversight Agreement

Schedule 1.06.... List of Directors
Schedule 1.07.... List of Officers
Schedule 2 ...... Management Shareholders
Schedule 6.10 ... Protected Employees
Schedule 6.15 ... Parties to Execute Shareholders Agreement





                                      (iv)

                          AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of April 13, 1998, is by and between Crowley Investments, Inc., a Texas corporation ("CII"), and Home Interiors & Gifts, Inc., a Texas corporation (the "Company").

                             W I T N E S S E T H :

         WHEREAS, the respective Boards of Directors of the Company and CII (collectively, the "Constituent Corporations") have determined that the merger of CII with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, would be advisable and in the best interests of their respective companies and their respective shareholders, and such Boards of Directors have approved such Merger, pursuant to which (i) each share of common stock, $0.10 par value, of the Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time (as hereinafter defined)other than (a) shares of Company Common Stock owned, directly or indirectly, by the Company or any Subsidiary (as defined in Section 3.02(c)) of the Company and (b) Dissenting Shares (as hereinafter defined) shall be converted into either (1) the right to retain at the election of the holder thereof and subject to the terms hereof, Company Common Stock or (2) the right to receive cash and (ii) each share of common stock, $.01 par value, of CII ("CII Common Stock")issued and outstanding immediately prior to the Effective Time shall be converted into shares of Company Common Stock;

         WHEREAS, the Merger and this Agreement require the affirmative vote of holders of two-thirds of the outstanding shares of Company Common Stock for the approval thereof;

         WHEREAS, CII is unwilling to enter into this Agreement unless (a) contemporaneously with the execution and delivery of this Agreement, the individuals and entities set forth on Exhibit A shall each enter into a Voting Agreement with CII in the form of Exhibit B (the "Voting Agreement"), (b) the shareholders of the Company listed on Schedule 2 agree to retain the shares of Company Common Stock described therein and (c) the individuals set forth in
Section 6.16 enter into employment and consulting agreements as required by
Section 6.16 hereof;

         WHEREAS, CII and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

         WHEREAS, it is intended that the Merger be recorded as a recapitalization for financial reporting purposes;

         NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

         1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Texas Business Corporation Act (the "TBCA"), CII shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate existence of CII shall cease, and the Company shall continue as the surviving corporation (sometimes referred to below as the "Surviving Corporation").

         1.02. Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to
Article VIII, the closing of the Merger (the "Closing") will take place at 10:00 a.m., Dallas, Texas time, on June 5, 1998 (the "Closing Date"), at the offices of Gardere & Wynne, L.L.P., 3000 Thanksgiving Tower, 1601 Elm Street, Dallas, Texas 75201, unless another date, time or place is agreed to in writing by the parties hereto or except as otherwise provided in Section 8.01(b)

         1.03. Effective Time of the Merger. As soon as practicable on or after the Closing Date, the parties shall file with the Secretary of State of the State of Texas articles of merger (the "Articles of Merger") executed in accordance with the relevant provisions of the TBCA and shall make all other filings or recordings required under the TBCA. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Secretary of State of the State of Texas, or at such other time as is permissible in accordance with the TBCA and as CII and the Company shall agree shall be specified in the Articles of Merger (the time the Merger becomes effective being the "Effective Time").

         1.04. Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the TBCA.

         1.05.   Articles of Incorporation; Bylaws; Purposes.

                 (a) Articles of Incorporation. At the Effective Time, and without any further action on the part of the Company or CII, the Articles of Incorporation of the Company shall be the Articles of Incorporation of the Company following the Merger; provided that the Articles of Incorporation of the Company shall be amended and restated in the form attached as Exhibit C.

                 (b) Bylaws. At the Effective Time, and without any further action on the part of the Company or CII, the Bylaws of the

Company shall be the Bylaws of the Company following the Merger until thereafter changed or amended as provided therein or by applicable law; provided that the Bylaws of the Company shall be amended and restated in the form attached as Exhibit D.

         1.06. Directors. The persons set forth on Schedule 1.06 shall be the directors of the Company following the Merger, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

         1.07. Officers. The officers of CII at the Effective Time, who shall be those persons set forth on Schedule 1.07, shall be the officers of the Company following the Merger, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

                                   ARTICLE II

                   EFFECT OF THE MERGER ON THE CAPITAL STOCK
                        OF THE CONSTITUENT CORPORATIONS

         2.01. Defined Terms. As used in this Article II, the following terms shall have the following meanings:

                 (a) "Aggregate Non-Management Non-Cash Election Shares" shall mean and be equal to 3,046,330 Non- Cash Election Shares.

                 (b)      "Cash Election Price" shall mean $18.05451 per share.

                 (c) "Cashing Out Share" shall mean each share of Company Common Stock immediately prior to the Effective Time other than Electing Shares and Dissenting Shares.

                 (d) "CII Post-Merger Shares" shall mean the number of shares of Company Common Stock owned by CII immediately after the Effective Time which shall be equal to the product of (i) 15,231,652 times (ii) a quotient (A) the numerator of which is the Total Post-Merger Equity minus the Retained Equity and (B) the denominator of which is the Total Post-Merger Equity.

                 (e) "Dissenting Shares" shall mean shares of Company Common Stock issued and outstanding immediately prior to the Effective Time held by a shareholder of the Company who has the right to demand payment for and appraisal of such shares in accordance with the applicable provisions of the TBCA, and who has demanded properly in writing appraisal for such shares in accordance with Section 5.12 of the TBCA and has not withdrawn such demand or otherwise forfeited his appraisal rights.

                 (f) "Electing Share" shall mean each Pro Rata Electing Share and each Excess Electing Share.

                 (g) "Election Date" shall mean 5:00 p.m., Dallas, Texas time, on May 26, 1998.

                 (h) "ESOP" shall mean the Company's Employee Stock Ownership Plan and Trust.

                 (i) "Excess Electing Share" shall mean, as to any holder of Company Common Stock, other than the individuals listed in Schedule 2, who effectively makes, and does not withdraw or revoke, an election to retain Company Common Stock after the Effective Time in accordance with Section 2.03, and subject to Section 2.04, each share of Company Common Stock owned by such holder prior to the Effective Time which such holder has elected to retain in excess of such holder's Pro Rata Share pursuant to clause (2) of Section 2.03(b)(ii)(B).

                 (j)      "Exchange Agent" shall mean Securities Transfer
Corporation.

                 (k) "Management Share" shall mean each share of Company Common Stock owned by the individuals listed in Section A of Schedule 2 which is to be converted immediately after the Effective Time into a Post-Merger Management Share pursuant to Section 2.02(c)(ii).

                 (l) "Non-Cash Election Share" shall mean each share of Company Common Stock owned immediately after the Effective Time by a shareholder of the Company pursuant to an election to retain Company Common Stock which was effectively made and not revoked pursuant to Section 2.03.

                 (m) "Post-Merger Management Share" shall mean each share of Company Common Stock owned by the individuals listed in Section A of
Schedule 2 immediately after the Effective Time.

                 (n) "Pro-Rata Electing Share" shall mean, as to any holder of Company Common Stock who effectively makes, and does not withdraw or revoke, an election to retain Company Common Stock after the Effective Time in accordance with Section 2.03, each share of Company Common Stock owned by such holder prior to the Effective Time which shall be converted into a Non-Cash Election Share pursuant to clause (1) of Section 2.03(b)(ii)(B) in a number equal to such holder's Pro Rata Share.

                 (o) "Pro Rata Share" shall mean (i) in the case of each shareholder of the Company other than the ESOP and the individuals listed in
Schedule 2, a number of Non-Cash Election Shares equal to (A) the Aggregate Non- Management Non-Cash Election Shares times (B) a quotient, (1) the numerator of which is the number of shares of Company Common Stock owned by such shareholder immediately prior to the Effective Time and (2) the denominator of which is the number of shares of Company Common Stock owned by all such shareholders immediately prior to the Effective Time and (ii) in the case of each individual listed in Section B of Schedule 2, a number of Non-Cash Election Shares specified in his Election Form (as hereinafter defined) up to but not to exceed the number listed in Section B of Schedule 2.

                 (p) "Retained Equity" shall mean an amount equal to the product of (i) $18.05451 times (ii) the number of Post-Merger Management Shares and Non-Cash Election Shares.

                 (q)      "Total Post-Merger Equity" shall mean $275,000,000.

         2.02. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, CII or any holder of any shares of Company Common Stock or CII Common Stock:

                 (a) CII Common Stock. Each share of CII Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into a number of shares of Company Common Stock following the Merger equal to the quotient of (i) the number of CII Post-Merger Shares divided by
(ii) the number of shares of CII Common Stock outstanding immediately prior to the Effective Time.

                 (b) Cancellation of Treasury Stock. Each share of Company Common Stock that is owned by the Company or by any Subsidiary of the Company shall be canceled and retired and shall cease to exist, and no cash, Company Common Stock or other consideration shall be delivered or deliverable in exchange therefor.

                 (c) Conversion (or Retention) of Company Common Stock. Except as otherwise provided herein, each issued and outstanding share of Company Common Stock (other than shares canceled pursuant to Section 2.02(b) and Dissenting Shares) shall be converted into the following (the "Merger Consideration"):

                          (i)     for each Electing Share, the right to retain
one fully paid and nonassessable Non-Cash Election Share;

                          (ii)    for each Management Share, one fully paid and
nonassessable Post-Merger Management Share; and

                          (iii)   for each Cashing Out Share (other than
Management Shares), the right to receive the Cash Election Price in cash from the Company following the Merger.

                 (d) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Dissenting Shares shall not be converted into a right to receive the Merger Consideration or any cash in lieu of fractional Non-Cash Election Shares pursuant to Section

2.05(e)(but shall have the appraisal rights set forth in such provisions of the TBCA). If, after the Effective Time, such holder fails to perfect or has withdrawn or otherwise loses any such appraisal right, each such share of Company Common Stock owned by such holder shall be converted into the right to receive, without any interest thereon, the Cash Election Price in accordance with Section 2.02(c)(iii) upon surrender in accordance with Section 2.05 of the certificate or certificates that formerly evidenced such shares. The Company shall give prompt notice to CII of any demands received by the Company for appraisal of shares of Company Common Stock and CII shall have the right to participate in and approve all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of CII, make any payment with respect to, or settle or offer to settle, any such demands.

                 (e) Cancellation and Retirement of Company Common Stock. As of the Effective Time, all shares of Company Common Stock (other than Electing Shares, Management Shares and Dissenting Shares) issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and automatically shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall, to the extent such certificate represents such shares, cease to have any rights with respect thereto, except the right to receive the Cash Election Price in consideration therefor upon surrender of such certificate in accordance with Section 2.05.

         2.03.   Company Common Stock Elections.

                 (a)      Non-Cash Election. Except as otherwise provided in
Section 2.03(b), each person who, on or prior to the Election Date, is a record holder of shares of Company Common Stock will be entitled to make an unconditional election (a "Non-Cash Election") on or prior to the Election Date to retain Non-Cash Election Shares, on the basis hereinafter set forth.

                 (b)      Elections.

                          (i)     The Company shall prepare a form of election,
which form shall be subject to the reasonable approval of CII (the "Election Form"), to be mailed by the Company with the Proxy Statement(as hereinafter defined) to the record holders (except as hereinafter set forth) of Company Common Stock as of the record date for the Company Shareholders' Meeting (as hereinafter defined). The Election Form shall be used by each record holder of shares of Company Common Stock who desires and is permitted hereunder to make a Non-Cash Election. In addition, the Election Form must be completed and returned by each record holder of shares of Company Common Stock (regardless of whether or not such holder is making a Non-Cash Election) in order for such holder to receive such holder's Merger Consideration. Notwithstanding anything to the contrary contained herein, the Trustee of the ESOP shall not be afforded the opportunity to make a Non-Cash Election with respect to the shares of Company Common Stock held by the ESOP. In addition, without completion and delivery of an Election Form, as of the Effective Time each Management Share shall be converted into the right to retain one fully paid and non-assessable Post-Merger Management Share and each share of Company Common Stock other than a Management Share owned by the individuals listed in Section A of Schedule 2 shall be converted into the Cash Election Price, all as provided in Section 2.02(c)(ii) and Schedule 2. Each Holder of Management Shares shall deliver to the Company or the Exchange Agent, as appropriate, such documents, instruments and certifications as may reasonably be requested in order to effect the conversion of such Management Shares into the Merger Consideration as provided herein.

                          (ii)    Each holder of Company Common Stock receiving
an Election Form shall be entitled to make an election to receive or retain, as the case may be: (A) the Cash Election Price for each of his Cashing Out Shares or (B) the Cash Election Price for each of his Cashing Out Shares plus a number of Non-Cash Election Shares equal to the number of (1) Pro Rata Electing Shares held by such holder plus (2) Excess Electing Shares, if any, held by such holder; provided that the number of Non-Cash Election Shares to be received pursuant to clause (2) shall not exceed in any event the number of shares specified in such holder's Election Form and shall be subject to reduction in accordance with Section 2.04 hereof.

                          (iii)   Any election to retain Non-Cash Election
Shares shall have been properly made only if the Company or, if the Company so determines, the Exchange Agent shall have received by the Election Date, an Election Form properly completed and signed and accompanied by certificates representing the shares of Company Common Stock to which such Election Form relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company.

                 (c) Revoking Election Forms. Any Election Form may be revoked by the shareholder of the Company submitting it only by written notice received by the Company or, if the Company so determines, the Exchange Agent prior to 5:00 p.m, Dallas, Texas time on the Election Date. In addition, all Election Forms shall automatically be revoked if CII or the Company terminate this Agreement or CII and the Company notify the Exchange Agent in writing that the Merger has been abandoned. If the Merger is abandoned, the certificate or certificates for the shares of Company Common Stock to which such Election Form relates shall be promptly returned to the shareholder submitting the same.

                 (d) Exchange Agent Determinations. The determination of the Company or, if the Company so determines, the Exchange Agent shall be binding as to whether or not Non-Cash Elections have been properly made or revoked pursuant to this Section 2.03 and when Non-Cash Elections or revocations of Non-Cash Elections were received. If the Company or, if the Company so determines, the Exchange Agent reasonably determines in good faith that any permitted Non-Cash Election was not timely and properly made, the shares of Company Common Stock relating thereto (other than Dissenting Shares) shall be treated as Cashing Out Shares. The Company or, if the Company so determines, Exchange Agent shall also make all computations as to the allocation and the proration contemplated by Section 2.04, and any such computation shall be conclusive and binding on the shareholders of the Company.

         2.04.   Proration.

                 (a) Aggregate Non-Cash Election Shares. Notwithstanding anything in this Agreement to the contrary, all shareholders of the Company other than those individuals listed in Schedule 2 shall not own in the aggregate Non-Cash Election Shares in excess of the Aggregate Non-Management Non-Cash Election Shares.

                 (b) Right to Exceed Pro Rata Share. If less than all of the shareholders of the Company (other than those individuals listed in Section B of Schedule 2) who are permitted to make a Non-Cash Election pursuant to
Section 2.03(b) make a Non-Cash Election, then each shareholder of the Company (other than those individuals listed in Section B of Schedule 2) who has elected to retain Non-Cash Election Shares in excess of his Pro Rata Share pursuant to clause (2) of Section 2.03(b)(ii)(B) shall be entitled to retain an additional number of Non-Cash Election Shares in excess of his Pro-Rata Share (which together with his Pro Rata Share shall not exceed the maximum number of Non-Cash Election Shares specified on his Election Form) equal to (i) the total number of Non-Cash Election Shares to which the shareholders of the Company (other than those individuals listed in Section B of Schedule 2) who did not elect to retain their Pro Rata Share were entitled, multiplied by (ii) a fraction (A) the numerator of which equals the total number of shares of Company Common Stock owned immediately prior to the Effective Time by him and
(B) the denominator of which equals the total number of shares of Company Common Stock owned immediately prior to the Effective Time by all shareholders of the Company (other than those individuals listed in Section B of Schedule 2) electing to retain Non-Cash Election Shares in excess of their Pro Rata Share. If any shareholder of the Company (other than those individuals listed in Section B of Schedule 2) who elects to retain Non-Cash Election Shares in excess of his Pro Rata Share specifies on his Election Form a maximum number of additional Non-Cash Election Shares which is less than the total number of additional Non-Cash Election Shares to which he is entitled pursuant to the immediately preceding sentence, the other shareholders (other than those individuals listed in Section B of Schedule 2) electing to retain Non-Cash Election Shares in excess of their Pro Rata Share shall be entitled to retain the Non-Cash Election Shares to which such shareholder was entitled on a pro rata basis computed in a manner consistent with the immediately preceding sentence.

         2.05.   Exchange of Certificates.

                 (a) Exchange Agent. As of the Effective Time, the Company shall deposit with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock (other than the Company, CII, any Subsidiary of the Company or holders of Dissenting Shares), for exchange in accordance with this
Article II, the cash portion of the Merger Consideration, plus an amount equal to that required to pay in full the amount required by Section 2.05(e). In addition, if and to the extent Election Forms and stock certificates have been delivered to the Company pursuant to Section 2.03(b)(iii) or otherwise, the Company shall deposit the same with the Exchange Agent. To the extent that less than all of the Election Forms and stock certificates have been delivered to the Company prior to the Effective Time pursuant to Section 2.03(b)(iii) or otherwise, the Company shall, from time to time after the Effective Time, deposit with the Exchange Agent, for the benefit of the holders who delivered such Election Forms and stock certificates after the Effective Time, such stock certificates for exchange in accordance with this Article II.

                 (b) Exchange Procedures. After the Effective Time and the surrender to the Company of certificate or certificates which immediately prior to the Effective Time evidenced outstanding shares of Company Common Stock, together with a duly executed Election Form and such other customary documents as may be required, and acceptance thereof by the Company, the holder of such certificate or certificates shall be entitled to a certificate or certificates representing the number of full Non-Cash Election Shares or Post-Merger Management Shares, if any, to be retained by the holder thereof pursuant to this Agreement and the Cash Election Price into which each Cashing Out Share previously represented by such certificate or certificates surrendered shall have been converted pursuant to this Agreement (together with cash in lieu of fractional Non-Cash Election Shares or Post-Merger Management Shares). The Company shall accept such certificates upon compliance with such reasonable terms and conditions as it and the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. After the Effective Time, there shall be no further transfer on the records of the Company or its transfer agent of certificates representing, in whole or in part, Cashing Out Shares, and if such certificates are presented to the Company for transfer, together with a duly executed Election Form and such other customary documents as may be required, they shall be canceled against delivery of the Cash Election Price. If any certificate for Non-Cash Election Shares or Post-Merger Management Shares is to be issued in, or if cash is to be remitted to, a name other than that in which the certificate for Company Common Stock surrendered for exchange is registered, it shall be a condition of such exchange that the certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer (with the signatures thereon guaranteed), and that the person requesting such exchange shall pay to the Company or its transfer agent any transfer or other taxes required by reason of the issuance of certificates for such Non-Cash Election Shares or Post-Merger Management Shares in a name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of the Company or its transfer agent that such tax has been paid or is not applicable. Until surrendered in exchange for the Merger Consideration, each certificate for shares of Company Common Stock shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by Section 2.02. No interest will be paid or will accrue on any cash payable as Merger Consideration or in lieu of any fractional Non-Cash Election Shares or Post-Merger Management Shares.

                 (c) Distributions With Respect to Non-Cash Election Shares. No dividends or other distributions with respect to Company Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificates with respect to the Post-Merger Management Shares represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.05(e), until the surrender of such certificate in accordance with this Article II. Subject to the effect of applicable laws, following surrender of any such certificate, there shall be paid to the holder of the certificate representing whole shares of Non-Cash Election Shares or Post-Merger Management Shares issued in connection therewith, without interest, (i) as soon as practicable after the later of the Effective Time or such surrender, the amount of any cash payable in lieu of a fractional share to which such holder is entitled pursuant to
Section 2.05(e) and the proportionate amount of any dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Post-Merger Management Shares, and (ii) at the appropriate payment date, the proportionate amount of any dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole Post-Merger Management Shares.

                 (d) No Further Ownership Rights in Company Common Stock Exchanged for Cash. All cash paid upon the surrender for exchange of certificates representing shares of Company Common Stock in accordance with the terms of this Article II (including any cash paid pursuant to Section 2.05(e)) shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock.

                 (e)      No Fractional Shares.

                          (i)     No certificates or scrip representing
fractional Non-Cash Election Shares or Post-Merger Management Shares shall be issued in connection with the Merger, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a shareholder of the Company after the Merger.

                          (ii)    Notwithstanding any other provision of this
Agreement, each holder of Electing Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a Non-Cash Election Share (after taking into account all Non-Cash Election Shares delivered to such holder) shall receive, in lieu thereof, a cash payment (without interest) equal to the product of the Cash Election Price multiplied by the fraction of a Non-Cash Election Share to which such holder would have been entitled to receive but for this Section 2.05(e).

                 (f) Termination of Exchange Fund. Any portion of the Merger Consideration deposited with the Exchange Agent pursuant to this Section
2.05 (the "Exchange Fund") which remains undistributed to the holders of the certificates representing shares of Company Common Stock for six months after the Effective Time shall be delivered to the Company, upon demand, and any holders of shares of Company Common Stock prior to the Merger who have not theretofore complied with this Article II shall thereafter look only to the Company and only as general creditors thereof for payment of their claim for the Cash Election Price, if any, Non-Cash Election Shares or Post-Merger Management Shares, if any, any cash in lieu of fractional Non-Cash Election Shares and any dividends or distributions with respect to Non-Cash Election Shares or Post-Merger Management Shares to which such holders may be entitled.

                 (g) No Liability. Neither the Company nor the Exchange Agent shall be liable to any person in respect of any Non-Cash Election Shares or Post-Merger Management Shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any certificates representing shares of Company Common Stock shall not have been surrendered prior to one year after the Effective Time (or immediately prior to such earlier date on which any Cash Election Price, Post-Merger Management Shares, cash in lieu of fractional Non-Cash Election Shares or dividends or distributions with respect to Non-Cash Election Shares or Post-Merger Management Shares in respect of such certificate would otherwise escheat to or become, the property of any Governmental Entity (as hereinafter defined)), any such cash, Post-Merger Management Shares or dividends or distributions in respect of such certificate shall, to the extent permitted by applicable law, become the property of the Company, free and clear of all claims or interest of any person previously entitled thereto.

                 (h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by the Company, provided that such investment shall be (i) securities issued or directly and fully guaranteed or insured by the United

States government or any agency or instrumentality thereof having maturities of not more than six months from the Effective Time, (ii) certificates of deposit, eurodollar time deposits and bankers' acceptances with maturities not exceeding six months and overnight bank deposits with any commercial bank, depository institution or trust company incorporated or doing business under the laws of the United States of America, any state thereof or the District of Columbia, provided that such commercial bank, depository institution or trust company has, at the time of investment, (A) capital and surplus exceeding $250 million and (B) outstanding short-term debt securities which are rated at least A-1 by Standard & Poor's Rating Group Division of The McGraw-Hill Companies, Inc. or at least P-1 by Moody's Investors Services, Inc. or carry an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease to publish ratings of investments, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (i) and (ii) above entered into with any financial institution meeting the qualifications specified in clause (ii) above, (iv) commercial paper having a rating in the highest rating categories from Standard & Poor's Rating Group Division of The McGraw-Hill Companies, Inc. or Moody's Investors Services, Inc. or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease to publish ratings of investments and in each case maturing within six months of the Effective Time and (v) money market mutual or similar funds having assets in excess of $1 billion. Any interest and other income resulting from such investments shall be paid to the Company.


                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to CII that the statements contained in this Article III are true and correct in all material respects.

         3.01. Organization of the Company; Equity Investments. Each of the Company and its Subsidiaries (as hereinafter defined) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted. The Company and each of its Subsidiaries is duly qualified to do business in each jurisdiction where such qualification is required, except where the failure to so qualify does not constitute a Material Adverse Effect. As used herein, "Material Adverse Effect" shall mean any event, circumstance, condition or fact which has had or could reasonably be expected to have a material adverse effect on the business, assets, financial condition, prospects, financial projections or results of operations of the

Company and its Subsidiaries taken as a whole. For purposes of this Agreement (except Article IV and Section 7.03), the determination of whether any particular event, circumstance, condition, fact, event or other matter is "material" shall be based upon whether a purchaser in a leveraged acquisition transaction (such as the transaction contemplated by this Agreement) would reasonably consider such event, circumstance, condition, fact, event or other matter to be material. Section 3.01 of the disclosure schedule delivered by the Company to CII as of the date hereof (the "Company Disclosure Schedule") sets forth with respect to the Company and each of its Subsidiaries, if a corporation, its jurisdiction of incorporation, the states in which it is qualified to do business as a foreign corporation, the authorized, issued and outstanding capital stock and the percentage of each class of capital voting stock owned by the Company or any of its Subsidiaries, and in the case of unincorporated entities, the equivalent information as provided with regard to corporate entities. Except as set forth in Section 3.01 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity, excluding securities in any publicly traded company held for investment by the Company and comprising less than one percent of the outstanding stock of such company.

         3.02.   The Company's Capital Structure.

                 (a) Capitalization. All of the shares of Company Common Stock outstanding were duly authorized, and are validly issued, fully paid and nonassessable and were not issued in violation of any preemptive rights, and no shares of Company Common Stock are held in the treasury of the Company or by any Subsidiary of the Company. The Company previously delivered to CII a true and correct copy of the list of the Company's shareholders as of March 31,1998. Except as set forth in Section 3.02(a) of the Company Disclosure Schedule, there are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of any Subsidiary of the Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary of the Company or any other entity. All of the outstanding shares of capital stock of each of the Company's Subsidiaries were duly authorized, and are validly issued, fully paid and nonassessable and were not issued in violation of any preemptive rights, and all such shares are owned by the Company or another Subsidiary of the Company, free and clear of all security interests, liens, claims, pledges, agreements, limitations on voting rights, charges or other encumbrances of any nature.

                 (b) Convertible Securities. There are no equity securities of any class of the Company or any of its Subsidiaries, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except as set forth herein or in Section 3.02(b) of the Company Disclosure Schedule, there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, or enter into any such option, warrant, equity security, call, right, commitment or agreement. Except as set forth in Section 3.02(b) of the Company Disclosure Schedule, there are no voting trusts, proxies or other agreements or understandings with respect to the shares of capital stock of the Company to which the Company or, to the knowledge of the Company, any other person is a party.

                 (c) Definition of Subsidiary. As used herein, the term "Subsidiary" shall mean, with respect to any party, corporation or other organization, whether incorporated or unincorporated, any other corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

         3.03.   Authority, No Conflict, Required Filings and Consents.

                 (a) Power and Authority. The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject only to the approval of the Merger by two-thirds of the outstanding shares of Company Common Stock in accordance with the TBCA (the "Shareholder Approval"). This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding obligation of CII, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally and general principles of equity.

                 (b) No Conflict. Subject to the Shareholder Approval, the execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the Articles of Incorporation or Bylaws of the Company, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to right of termination, cancellation or acceleration of any obligation or loss of any benefit) under, any of the terms, conditions or provisions of any Company Material Contract (as hereinafter defined) or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of its or their properties or assets (other than those specifically addressed by the provisions of Sections 3.07, 3.11 and 3.12), except in the case of (iii) for any such breaches, conflicts, violations, defaults, terminations, cancellations or accelerations which would not constitute a Material Adverse Effect.

                 (c) Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency, commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of a Premerger Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the expiration or termination of the waiting period pursuant thereto, (ii) the filing of the Articles of Merger with the Secretary of State of the State of Texas, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and (iv) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not constitute a Material Adverse Effect.

         3.04. Financial Statements. The consolidated financial statements of the Company (including, in each case, any related notes) for the years ended December 31, 1996 and 1997 (the "Financial Statements") were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements) and fairly present the consolidated financial position of the Company and its Subsidiaries at the respective dates and the consolidated results of their operations and cash flows for the periods indicated. The audited balance sheet of the Company as of December 31, 1997 is referred to herein as the "Company Balance Sheet."

         3.05.   No Undisclosed Liabilities. Except as disclosed herein or in
Section 3.05 of the Company Disclosure Schedule, the Company and its Subsidiaries do not have any liabilities, either accrued or contingent (whether or not required to be reflected in the Financial Statements in accordance with
GAAP), and whether due or to become due, other than (i) liabilities reflected in the Financial Statements, including reserves for Taxes (as hereinafter defined), and (ii) normal or recurring liabilities incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practices which, individually or in the aggregate, do not constitute a Material Adverse Effect.

         3.06. Absence of Certain Changes or Events. Since the date of the Company Balance Sheet, except as disclosed herein or in Section 3.06(a) of the Company Disclosure Schedule, the Company and its Subsidiaries have conducted their businesses in the ordinary course and in a manner consistent with past practice and there has not been (i) any Material Adverse Effect, (ii) any material change by the Company in its financial or tax accounting methods, principles or practices, (iii) any revaluation by the Company or its Subsidiaries of any of their assets, (iv) except for dividends in the amount of $0.1125 per share of Company Common Stock paid in January 1998 and $0.075 per share of Company Common Stock to be paid on or about April 10, 1998, any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the equity interests of the Company or any of its Subsidiaries, (v) any forgiveness, cancellation or waiver by the Company or any of its Subsidiaries of debts owed to the Company or any of its Subsidiaries or claims or rights of the Company or any of its Subsidiaries against others, other than, in the ordinary course of business consistent with past practice, (vi) (A) any increase in the rate or terms of compensation (including termination and severance pay) payable or to become payable by the Company to any of its directors, officers or employees, or any increase in the rate or terms of any bonus, insurance, pension or other employee benefit plan, program or arrangement made to, for or with any such directors, officers or employees, except, in each case, increases occurring in the ordinary course of business or as required by applicable law, or (B) any entry by the Company or any of its Subsidiaries into any employment, severance or termination agreement with any such person, (vii) any damage, destruction or loss to the properties or assets owned or leased by the Company or any of its Subsidiaries which constitutes a Material Adverse Effect, whether or not covered by insurance, (viii) any change made or authorized in the Articles of Incorporation or Bylaws of the Company or any of its Subsidiaries, (ix) any purchase, redemption, issue, sale or other acquisition or disposition by the Company or any of its Subsidiaries of any shares of capital stock or other equity securities of the Company or any of its Subsidiaries, or the grant of any options, warrants or other rights to purchase, or convert any obligation into, shares of capital stock or any evidence of indebtedness or other securities of the Company or any of its Subsidiaries, (x) any split, combination or reclassification of any of its outstanding capital stock or any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company's or any of its Subsidiaries' outstanding capital stock, (xi) any sale, lease, license, encumbrance or disposition by the Company or any of its Subsidiaries of any of its material assets not in the ordinary course of business, (xii) any write-off or write-down of, or any determination to write-off or write-down, any material assets or properties of the Company or any of its Subsidiaries or any material portion thereof, (xiii) any expenditure or commitment for additions to property, plant, equipment or other tangible capital assets or properties of the Company or any of its Subsidiaries, except as set forth in Section 3.06(a) of the Company Disclosure Schedule,(xiv) any promotional program implemented that was intended to affect or has affected the Company's revenues in a manner inconsistent with the Company's 1998 budget, a copy of which is attached as
Section 3.06(b) to the Company Disclosure Schedule (the "1998 Budget"), (xv) any agreement to take any of the foregoing actions, or (xvi) any other action or event that would have required the consent of CII pursuant to Section 5.01 of this Agreement had such action or event occurred after the date of this Agreement.

         3.07.   Taxes.

                 (a) Definition of Taxes. For purposes of this Agreement, "Tax" or, collectively, "Taxes" means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupations and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

                 (b)      Tax Returns and Audits. Except as set forth in
Section 3.07(b) of the Company Disclosure Schedule:

                          (i)     Each of the Company and its Subsidiaries has
timely filed or caused to be timely filed all income, franchise and material other tax returns (each a "Tax Return") required to be filed by or with respect to it, except where the failure to do so does not constitute a Material Adverse Effect. All foreign, state and local Tax jurisdictions where the Company and its Subsidiaries have filed Tax returns for the three full tax periods ending prior to the date hereof are set forth in Section 3.07(b) of the Company Disclosure Schedule. Since January 1, 1995, the Company has received no written notice of any claim made by any taxing authority in any jurisdiction not set forth in Section 3.07(b) of the Company Disclosure Schedule that the Company is or may be subject to taxation by that jurisdiction.

                          (ii)    The Company and each of its Subsidiaries have
timely paid all Taxes that are due from or with respect to it, except where the failure to do so does not constitute a Material Adverse Effect. With respect to any period for which Taxes are not yet due, the Company and each of its Subsidiaries have established adequate reserves for such Taxes in the Financial Statements (including the Company Balance Sheet). The Company and each of its Subsidiaries have made all required estimated Tax payments sufficient to avoid any underpayment penalties, except where the failure to do so does not constitute a Material Adverse Effect. The Company and each of its Subsidiaries have withheld and paid all Taxes required by all applicable laws to be withheld or paid in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party, except where the failure to do so does not constitute a Material Adverse Effect. No material deficiencies for any Tax, assessment or governmental charge are proposed against the Company, its Subsidiaries or any of their assets.

                          (iii)   No waiver or extension of time to assess or
collect any Taxes has been given by or requested of the Company or any of its Subsidiaries. The Tax Returns of the Company and its Subsidiaries have not been audited by the Internal Revenue Service or comparable state or local agencies since the dates of the most recent audit set forth in the Company Disclosure Schedule and no audit or administrative or judicial proceeding in respect of Taxes due from or with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened. No closing agreement pursuant to Section 7121 of the Internal Revenue Code of 1986, as amended (the "Code") (or any predecessor provision) or any similar provision of any state, local or foreign law has been entered into by or with respect to the Company or any of its Subsidiaries.

                          (iv)    No consent to the application of Section
341(f)(2) of the Code (or any predecessor provision) has been made or filed by or with respect to the Company or any of its Subsidiaries or any of their assets. The Company and its Subsidiaries have not agreed (and no agreement has been made on behalf of the Company or its Subsidiaries) to make any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) by reason of any change in any accounting method, there is no application pending with any taxing authority requesting permission for any changes in any accounting method of the Company or any of its Subsidiaries nor has the Internal Revenue Service proposed any such changes in accounting method. None of the assets of the Company or its Subsidiaries is or will be required to be treated as being owned by any person (other than the Company or its Subsidiaries) pursuant to the provisions of Section 168(f)(8) of the Code as in effect immediately before the enactment of the Tax Reform Act of 1986.

                          (v)     None of the Company or any of its
Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing agreement, Tax allocation agreement, Tax indemnity agreement or any other similar contract.

                          (vi)    There are no deferred gains with respect to
intercompany transactions for purposes of Treasury Regulation Section 1.1502-13 (and any predecessor regulation) with respect to the Company or any of its Subsidiaries; and there are no excess loss accounts with respect to the stock of any of the Subsidiaries for purposes of Treasury Regulation Section 1.1502-19.

                          (vii)   The Company is not and during the five
preceding years has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code).

                 (c) Parachute Payments. There is no contract, agreement, plan or arrangement covering any person that, individually or collectively, could give rise to the payment by the Company or any of its Subsidiaries of any amount that would not be deductible by reason of Section 280G of the Code.

         3.08.   Intellectual Property.

                 (a) Ownership. The Company owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, software licenses and knowhow licenses, trademarks, trade names, service marks, copyrights and any applications for such patents, trademarks, trade names, services marks and copyrights, or tangible or intangible proprietary information or materials that are necessary to conduct the business of the Company and its Subsidiaries as currently conducted, the absence of which would constitute a Material Adverse Effect (the "Company Intellectual Property Rights"). Section 3.08 of the Company Disclosure Schedule contains an accurate and complete list of all federal or state registrations of domestic and foreign letters patent, patents, trademarks, trade names, service marks, copyrights and applications for patents, trademarks, trade names, service marks and copyrights and all material agreements to which the Company or any of its Subsidiaries is a party relating to Company Intellectual Property Rights. The Company and its Subsidiaries own the entire right, title and interest in and to the trademarks, trade names, service marks, copyrights, trade secrets and other confidential proprietary information used in the operation of their business (including, without limitation, the right to use and license the same), except where the failure to own such right, title and interest would not constitute a Material Adverse Effect.

                 (b) Default. Neither the Company nor any of its Subsidiaries is, nor will it be as a result of the execution and delivery of this Agreement, or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreements relating to the Company Intellectual Property Rights, the breach of which would constitute a Material Adverse Effect.

                 (c) Valid Rights. To the Company's knowledge, all Company Intellectual Property Rights are valid and subsisting. Neither the Company nor any of its Subsidiaries (i) has been sued in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks or copyrights or violation of any trade secret or other proprietary right of any third party or (ii) has any knowledge that the conduct of its business as presently conducted infringes any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party, which such infringement would constitute a Material Adverse Effect.

         3.09. Agreements, Contracts and Commitments. Except as disclosed herein, Section 3.09 of the Company Disclosure Schedule sets forth a list of all Company Material Contracts. Neither the Company nor any of its Subsidiaries has breached, or received in writing any claim or threat that it has breached, any of the terms and conditions of any agreement, contract or commitment (i) involving or which could reasonably be expected to involve a dollar amount or dollar value in excess of $500,000 or (ii) containing covenants limiting the freedom of the Company or any of its Subsidiaries to compete in any line of business or with any person or in any geographical area (the "Company Material Contracts") in such a manner as would permit any other party to cancel or terminate the same or would permit any other party to seek material damages from the Company or its Subsidiaries under any Company Material Contract. Each Company Material Contract that has not expired or been terminated is binding and in full force and effect and, to the Company's knowledge, no party thereto is subject to any material default thereunder.

         3.10. Litigation. Except as described in Section 3.10 of the Company Disclosure Schedule, there is no action, suit or proceeding, claim, arbitration or investigation pending or, to the knowledge of the Company, threatened against the Company, any of its Subsidiaries or any of their respective properties, assets or rights before any court, arbitrator or administrative or governmental body which constitutes a Material Adverse Effect, or could prevent the Company from consummating the transactions contemplated by this Agreement. Except as set forth in Section 3.10 of the Company Disclosure Schedule, there is no judgment, decree, injunction or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding with respect to the Company.

         3.11. Environmental Matters. Except as set forth in Sections 3.10 and 3.11 of the Company Disclosure Schedule:

                 (a) Hazardous Materials. To the knowledge of the Company, no underground storage tanks are present under any property that the Company or any of its Subsidiaries has owned, operated, occupied or leased since January 1, 1995. No material amount of any Hazardous Materials (as hereinafter defined) is present in, on or under any property owned, operated or leased by the Company since January 1, 1995 in an amount that constitutes a Material Adverse Effect.

                 (b) Hazardous Materials Activities. At no time has the Company or any of its Subsidiaries transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any Environmental Laws (as hereinafter defined), nor has the Company or any of its Subsidiaries disposed of, transported, sold or manufactured any product containing a Hazardous Material (collectively, "Hazardous Materials Activities") in violation of any Environmental Laws, except for any violation that does not constitute a Material Adverse Effect.

                 (c) Environmental Liabilities. No action, proceeding, investigation, revocation proceeding, amendment procedure, lien, writ, injunction or claim is pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries concerning any Hazardous Materials Activity of the Company or any of its Subsidiaries. The Company is not aware of any fact, circumstance or condition that could reasonably be expected to involve the Company or any of its Subsidiaries or any property owned, operated or leased by the Company or any of its Subsidiaries in any environmental litigation or impose upon the Company or any of its Subsidiaries any environmental liability that constitutes a Material Adverse Effect.

                 (d) Definitions. The following words shall have the following meanings for purposes of this Section 3.11:

                          (i)     "Environmental Law" means any applicable
federal, state, local or foreign laws (including common laws), statutes, codes, ordinances, rules, regulations or other requirements relating to the environment, natural resources or public or employee health and safety and includes, but is not limited to, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. Section 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq., the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Section 6901 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Clean Air Act, 33 U.S.C. Section 2601 et seq., the Toxic Substances Control Act, 15 U.S.C.
Section 2601 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section 136 et seq., the Oil Pollution Act of 1998, 33 U.S.C. Section 2701 et seq. and the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq., as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statutes.

                          (ii)    "Hazardous Materials" means any substance,
material or waste to the extent regulated or defined by any governmental authority as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste," "restricted hazardous waste," "contaminant," "toxic waste" or "toxic substance" or words of similar meaning, and includes, but is not limited to, petroleum, petroleum products, asbestos, urea formaldehyde and polychlorinated biphenyls.

                          (iii) "Subsidiaries" of the Company means all
Subsidiaries of the Company other than any entity that was a Subsidiary of the Company prior to, but not on or after, January 1, 1995.

         3.12.   Employee Benefit Plans.

                 (a)      Company Employee Plans. The Company has set forth in
Section 3.12 of the Company Disclosure Schedule all employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all bonus, stock option, stock purchase, incentive, disability, salary continuation, educational assistance, deferred compensation, supplemental retirement, severance and other similar employee benefit plans and all unexpired severance agreements, written or otherwise, for the benefit of or relating to, any current or former employee of the Company or any trade or business (whether or not incorporated) which is under common control with the Company (an "ERISA Affiliate") within the meaning of Section 414 of the Code or any Subsidiary of the Company (together, the "Company Employee Plans").

                 (b) ERISA Liability. With respect to the Company Employee Plans, individually and in the aggregate, no event has occurred, and to the knowledge of the Company, there exists no condition or set of circumstances, in connection with which the Company or any of its Subsidiaries could be subject to any liability that constitutes a Material Adverse Effect under ERISA, the Code or any other applicable law.

                 (c)      Unfunded Benefits. Except as set forth in Section
3.12 of the Company Disclosure Schedule, with respect to the Company Employee Plans, individually and in the aggregate, there are no benefit obligations required to be funded for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with generally accepted accounting principles on the financial statements of the Company, which obligations constitute a Material Adverse Effect.

                 (d) Employee Agreements. Except as provided for herein or in Section 3.12 to the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is party to any oral or written (i) union or collective bargaining agreement, (ii) agreement with any officer or other key employee of the Company or any of its Subsidiaries, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature contemplated by this Agreement, (iii) agreement with any officer or employee of the Company or any of its Subsidiaries providing any term of employment or compensation guarantee or (iv) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

                 (e) Documents. With respect to each Company Employee Plan, a complete and correct copy of each of the following documents (if applicable) has been provided to CII: (i) the most recent plan and related trust documents, and all amendments thereto; (ii) the most recent summary plan description, and all related summaries of modifications; (iii) the most recent Form 5500 (including schedules); (iv) the most recent IRS determination letter; and (v) the most recent actuarial reports (including for purposes of Financial Accounting Standards Board report no. 87, 106 and 112).

                 (f) Claims. There are no pending or, to the knowledge of Company, threatened actions, claims or proceedings against any Company Employee Plan or its assets, plan sponsor, plan administrator or fiduciaries with respect to the operation of such plan (other than routine benefit claims).

         3.13. Compliance with Laws. The Company and its Subsidiaries have complied with, are not in violation of, and have not received any notices of violation with respect to, any federal, state or local statute, law or regulation with respect to the conduct of their businesses, or the ownership or operation of their businesses (other than those specifically addressed by the provisions of Sections 3.07, 3.11 and 3.12), except for failures to comply or violations which would not constitute a Material Adverse Effect.

         3.14.   Labor Relations.

                 (a) Organizing Activities. Since April 1, 1995 there have been no representation or certification proceedings, or petitions seeking a representation proceeding, pending or, to the knowledge of the Company, threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority involving the Company or any of its Subsidiaries. Except as described in Section 3.14 of the Company Disclosure Schedule, since April 1, 1995, to the knowledge of the Company, there have been no organizing activities involving the Company and its Subsidiaries with respect to any group of employees of the Company or any of its Subsidiaries.

                 (b)      Strikes and Grievances. Except as described in
Section 3.10 of the Company Disclosure Schedule, there are no strikes, work stoppages, slowdowns, lockouts, arbitrations or grievances or other labor disputes pending or, to the Company's knowledge, threatened against or involving the Company or any of its Subsidiaries.

         3.15. Insurance. The Company has insurance policies in full force and effect for such amounts as are sufficient for compliance in all material respects with all requirements of law and of all agreements to which the Company and its Subsidiaries are parties or by which they are bound. To the knowledge of the Company, no event relating to the Company or its Subsidiaries or their business has occurred with respect to which the Company has received written notice that it will result in a retroactive upward adjustment in premiums under any such insurance policies. Excluding insurance policies that have expired and been replaced in the ordinary course of business, no insurance policy has been canceled since April 1, 1996 and, to the knowledge of the Company, no threat has been made to cancel any insurance policy of the Company or its Subsidiaries during such period. To the knowledge of the Company, all such insurance will remain in full force and effect with respect to periods before the Closing after giving effect to the Merger and the transactions contemplated hereby. To the knowledge of the Company, no event has occurred, including, without limitation, the failure by the Company or its Subsidiaries to give any notice or information or the Company or its Subsidiaries giving any inaccurate or erroneous notice or information, which limits or impairs the rights of the Company or its Subsidiaries under any such insurance policies.

         3.16.   Real Estate.

                 (a) Title to Owned Real Property. All real property owned in fee by the Company or its Subsidiaries is listed and described in Section 3.16(a) of the Company Disclosure Schedule, and title to such property, together with all appurtenant easements thereunto and all structures, fixtures and improvements located thereon (the "Owned Real Property"), is good and indefeasible, fee simple absolute and free and clear of all Liens (as hereinafter defined), including all boundary disputes, covenants, rights of way, leases and title objections, excepting only the Permitted Exceptions (as hereinafter defined) and such other exceptions as do not constitute a Material Adverse Effect. The Company has heretofore delivered or made available to CII true, correct and complete copies of all policies of title insurance and any surveys in the Company's or any Subsidiary's possession for the Owned Real Property. As used herein, (i) "Liens" means title defects, liens, pledges, claims, security interests, restrictions, mortgages, tenancies and other possessory interests, conditional sale or other title retention agreements, assessments, easements, rights of way, covenants, restrictions, rights of first refusal, defects in title, encroachments and other burdens, options or encumbrances of any kind, and (ii) "Permitted Exceptions" means all liens for taxes, assessments and other governmental charges not yet due and payable, non-consensual liens imposed by operation of law (including without limitation landlord liens for rent not yet due and payable and materialmen and mechanics liens not yet delinquent), deposits for workers' compensation and unemployment insurance, all matters that a current survey would show and all other easements, encroachments, protrusions, restrictions and reservations that, individually and in the aggregate, do not materially and adversely affect the current use of the property or materially diminish the value thereof.

                 (b) Leased Real Property. Other than as between the Company and its Subsidiaries, there is only one lease, sublease or other agreement (the "Real Property Lease") under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property, such Real Property Lease being described in Section 3.16(b) of the Company Disclosure Schedule. The Company has previously delivered to CII a true, correct and complete copy of the Real Property Lease (including all modifications, amendments and supplements thereto). The Real Property Lease is valid, binding and in full force and effect with respect to the Company and, to the knowledge of the Company, the landlord, and no termination event or condition or uncured default of a material nature on the part of the Company, or to the Company's knowledge, the landlord, exists under the Real Property Lease. The Company has a good and valid leasehold interest in the property that is the subject of the Real Property Lease, free and clear of all Liens.

         3.17. Personal Property. Except as set forth in Section 3.17 of the Company Disclosure Schedule, the Company or its Subsidiaries own, free and clear of all Liens (except (a) statutory Liens not yet delinquent or the validity of which are being contested in good faith by appropriate actions, (b) purchase money Liens arising in the ordinary course, (c) Liens for taxes not yet delinquent, (d) Liens reflected in the Financial Statements (which have not been discharged) and (e) such Liens which, individually or in the aggregate, do not constitute a Material Adverse Effect), all material machinery, equipment, furniture, fixtures, inventory, receivables and other tangible or intangible personal property reflected on the Company Balance Sheet and all such property acquired since the date thereof, except for sales and other dispositions of such property made in the ordinary course of business consistent with past practices since December 31, 1997.

         3.18.   Customers, Suppliers and Employees. Except as described in
Section 3.18 of the Company Disclosure Schedule, since December 31, 1997 there has not been any change in the business relationship of the Company or its Subsidiaries with its displayers as a whole or any supplier, other than any changes that do not constitute a Material Adverse Effect. The Company has not received any oral or written notice that any displayer, supplier or employee of the Company will terminate his relationship with the Company or its Subsidiaries as a result of the consummation of the transactions contemplated hereby.

         3.19.   Potential Conflicts of Interest. Except as set forth in
Section 3.19 of the Company Disclosure Schedule or otherwise disclosed herein, none of the shareholders of the Company who own in excess of 1% of the outstanding shares of Company Common Stock, and none of the officers or directors of the Company or its Subsidiaries or any entity (other than the Company's Subsidiaries) controlled by any of the foregoing (other than the Company), (i) owns, directly or indirectly, any interest in, or is a director, officer, employee, consultant or agent of, any person who is a competitor, lessor, lessee or customer of, or supplier of goods or services to, the Company or its Subsidiaries, (ii) owns, directly or indirectly, in whole or in part, any real property, leasehold interests or other property with a fair market value of at least $50,000 in the aggregate the use of which is necessary for the business of the Company or its Subsidiaries, (iii) has sold to, or purchased from, the Company or its Subsidiaries any assets or property for aggregate consideration in excess of $50,000 since January 1, 1997 (except for transactions specifically permitted hereby or described herein), or (iv) is a party to any contract or participates in any arrangement, written or oral, with the Company or any of its Subsidiaries.

         3.20. Vote Required. The affirmative vote of the holders of two-thirds of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of Company capital stock necessary to approve the Merger.

         3.21. Proxy Statement; Offering Memorandum. None of the information supplied or to be supplied by the Company or any of its affiliates, directors, officers, employees, agents or representatives for inclusion in, and which is included in, the Proxy Statement or the Offering Memorandum (as hereinafter defined) will, in the case of the Proxy Statement, at the time of mailing of the Proxy Statement to the Company's shareholders or the Company Shareholders' Meeting, and, in the case of the Offering Memorandum, at the time the definitive Offering Memorandum is printed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or necessary to correct any statement. As used herein, the "Offering Memorandum" means the offering memorandum relating to the offer and sale by the Company of debt securities concurrently with the Closing to finance a portion of the Merger Consideration.

         3.22. Board Recommendation. The Board of Directors of the Company, at a meeting duly called and held, has by the vote of those directors present
(i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the shareholders of the Company and has approved the same and (ii) resolved to recommend that the shareholders of the Company approve this Agreement and the transactions contemplated hereby.

         3.23. Accounts Receivable. The accounts receivable of the Company and its Subsidiaries as set forth on the Company Balance Sheet, or arising since the date thereof, have arisen solely out of bona fide sales, performance of services and other business transactions in the ordinary course of business consistent with past practice.

         3.24. Inventory. All inventory of the Company and its Subsidiaries used in the conduct of their respective businesses, including raw materials, work in progress and finished goods, reflected on the Company Balance Sheet or acquired since the date thereof, was acquired and has been maintained in the ordinary course of business and, to the knowledge of the Company, consists substantially of a quantity, quality and condition useable and salable in the ordinary course of business.

         3.25. Information Supplied. To the knowledge of the Company, neither this Agreement nor the Company Disclosure Schedule contains any untrue statement of a material fact or omits to state any material fact required to be stated herein or therein or necessary to make the statements herein or therein, in light of the circumstances under which they are made, not misleading.


                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF CII

         CII represents and warrants to the Company that the statements contained in this Article IV are true and correct in all material respects.

         4.01. Organization of CII. CII is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas.

         4.02.   CII's Capital Structure.

                 (a) Capitalization. As of the date hereof, the authorized capital stock of CII consists of 10,000 shares of CII Common Stock. As of the date hereof, (i) 1,000 shares of CII

Common Stock were outstanding, all of which were duly authorized and are validly issued, fully paid, nonassessable and owned by HM/RB Partners, L.P., a Delaware limited partnership ("HMRB"), and were not issued in violation of any preemptive rights, and (ii) no shares of CII Common Stock were held in the treasury of CII.

                 (b) Convertible Securities. Except as contemplated by this Agreement, there are no equity securities of any class of CII, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except as contemplated by this Agreement, there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which CII is a party or by which it is bound obligating CII to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of CII or obligating CII to grant, extend, accelerate the vesting of, or enter into any such option, warrant, equity security, call, right, commitment or agreement. There are no voting trusts, proxies or other agreements or understandings with respect to the shares of CII Common Stock.

         4.03. Subsidiaries; Operations. CII was organized on April 7, 1998. CII has no direct or indirect Subsidiaries. Except for the transactions contemplated by this Agreement or as set forth in the disclosure schedule delivered by CII to the Company as of the date hereof (the "CII Disclosure Schedule"), CII has not had at any time any assets or liabilities or entered into any agreements of any kind (except for any agreement incident to its organization). CII has not conducted any business or operations except for activities incident to its organization and carrying out the transactions contemplated hereby.

         4.04.   Authority; No-Conflict; Required Filings and Consents.

                 (a) Power and Authority. CII has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of CII. This Agreement has been duly executed and delivered by CII and, assuming this Agreement constitutes a valid and binding obligation of the Company, constitutes the valid and binding obligation of CII, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally and general principles of equity.

                 (b) No Conflict. The execution and delivery of this Agreement by CII does not, and the consummation of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of any provision of, the Articles of Incorporation or Bylaws of CII, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under, any of the terms, conditions, or provisions of any material note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which CII is a party or by which it or its properties or assets may be bound or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to CII or any of its properties or assets.

                 (c) Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to CII in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of a Premerger Notification and Report Form under the HSR Act and (ii) the filing of the Articles of Merger with the Secretary of State of the State of Texas.

         4.05. Litigation. There is no action, suit or proceeding, claim, arbitration or investigation against CII pending or, to CII's knowledge, threatened against CII or any of its properties, assets or rights before any court, arbitrator or administrative or environmental body, which could prevent CII from consummating the transactions contemplated by this Agreement.

         4.06. Financing. Prior to the date hereof, CII has delivered to the Company true and correct copies of (i) a commitment letter from HMRB to provide equity financing in an amount not less than $220,000,000 to provide CII a portion of the funds necessary to consummate the transactions contemplated hereby, (ii) a commitment letter from NationsBank, N.A. to provide to an affiliate of HMRB senior debt financing and (iii) a "highly confident" letter (together with the NationsBank, N.A. letter referred to in clause (ii), the "Commitment Letters") from Bear, Stearns & Co., Inc. ("Bear Stearns") to provide to the Company subordinated debt financing. The aggregate amount of money to be provided pursuant to the Commitment Letters shall be not less than $500,000,000 in the aggregate (not more than $250,000,000 of which shall be subordinated debt financing) and shall provide the Company with all remaining funds necessary to consummate the transactions contemplated hereby.

                                   ARTICLE V

                              CONDUCT OF BUSINESS

         5.01. Covenants of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company agrees as to itself and its Subsidiaries (except to the extent that

CII shall otherwise consent in writing), to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, and shall use their reasonable efforts to (a) preserve intact their present business organization, (b) keep available the services of their present officers and employees and (c) preserve their relationships with customers, suppliers, displayers and others having business dealings with them. Without limiting the generality of the foregoing, prior to the Effective Time, and except as expressly contemplated or permitted by this Agreement or required by applicable law, the Company will not, and will not permit any of its Subsidiaries to, without the prior written consent of CII (which consent shall not be unreasonably withheld or delayed):

                          (i)     split, combine or reclassify any shares of
its capital stock, declare, pay or set aside for payment any dividend or other distribution in respect of its capital stock (except for a dividend in the amount of $0.075 per share of Company Common Stock to be paid on or about April 10, 1998) or directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or any options, warrants or conversion or other rights to acquire any shares of its capital stock or any such securities or obligations or other securities;

                 (ii) issue, sell, pledge, dispose of, encumber or deliver (whether through the issuance or granting of any options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class of the Company or its Subsidiaries or any securities convertible into or exercisable or exchangeable for shares of stock of any class of the Company or its Subsidiaries (other than issuance of stock certificates in replacement of lost stock certificates);

                 (iii) intentionally incur any material liability or obligation (absolute, accrued, contingent or otherwise) other than in the ordinary course of business consistent with past practices;

                 (iv) incur any obligation for borrowed money or purchase money indebtedness, whether or not evidenced by a note, bond, debenture or similar instrument, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person;

                 (v) acquire or agree (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division or significant assets thereof, or acquire, or agree to acquire, directly or indirectly, any equity interest in any person, or incur or commit to incur capital expenditures in excess of the amounts reflected in the 1998 Budget;

                 (vi) amend or modify its Articles of Incorporation or Bylaws (except as expressly provided in this Agreement);

                 (vii) sell, lease, license, encumber (including the granting of any Liens) or dispose of any of its material assets, other than sales of inventory in the ordinary course of business consistent with past practices or as otherwise permitted by this Agreement;

                 (viii)   amend or terminate any agreement listed in Section
3.09 of the Company Disclosure Schedule, other than in the ordinary course of business consistent with past practices;

                 (ix) make any change in its financial or tax accounting methods, principles or practices or make or cause to be made any elections on tax returns of the Company or any Subsidiary, unless required by GAAP or applicable law;

                 (x) extend credit in the sale of products, collection of receivables or otherwise, other than in the ordinary course of business consistent with past practices;

                 (xi) fail to maintain its books, accounts and records in the usual, regular and ordinary manner on a basis consistent with prior years;

                 (xii) fail to use reasonable efforts to take any action where such failure would cause any representation or warranty in Article III (but excluding any representations or warranties which specifically relate to an earlier date) to be untrue or incorrect in any material respect as of the Closing or any of the conditions to the Merger set forth in Article VII not being satisfied;

                 (xiii) adopt or amend in any respect any Company Employee Plan other than as required by law(except for the proposed conversion of the ESOP into a 401(k) plan);

                 (xiv) hire or agree to hire any executive officer, grant to any employee any increase in compensation or in severance or termination pay, grant any severance or termination pay or enter into any employment agreement with any executive officer, except as may be required under employment or termination agreements in effect on the date of this Agreement or consistent with prior practices;

                 (xv) implement any promotional program that is intended to affect the Company's revenues in a manner inconsistent with the 1998 Budget; or

                 (xvi) agree, in writing or otherwise, to do any of the foregoing.

Nothing in this Section 5.01 or otherwise in this Agreement shall prohibit the Company from selling that certain King Air B200 aircraft or cashing in certificates of deposit (provided that the Company shall not sell the King Air B200 for less than $1,300,000 without the prior written consent of CII).

         5.02. Cooperation. Subject to compliance with applicable law, from the date hereof until the Effective Time, each of CII and the Company shall confer on a regular basis with one or more representatives of the other party to report material operational matters and the general status of ongoing operations of the Company and shall promptly provide the other party or its counsel with copies of all filings made by such party with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

         5.03.   Conversion of ESOP.       Prior to the Closing Date, the
Company shall amend, effective immediately prior to the Closing Date but subject to the Closing, the Home Interiors & Gifts, Inc. Employee Stock Ownership Plan and the Home Interiors & Gifts, Inc. Employee Stock Ownership Plan Trust Agreement to (i) delete all provisions relating to shares of stock of the Company, including Sections 4.3(b), 4.4 and 9.9 through 9.13 of the ESOP and similar provisions, (ii) eliminate after the Closing Date all rights under the ESOP relating to employer stock, and (iii) change the ESOP from an employee stock ownership plan to a profit sharing plan. Further, to the extent allowed by ERISA, the Company shall not pay or agree to pay for any expense incurred by the ESOP in connection with the transactions contemplated by this Agreement, including any costs incurred in respect of the assertion of appraisal rights with respect to Company Common Stock held by the ESOP. CII shall have the right to review all written communications to ESOP participants relating to the transactions contemplated by this Agreement, including any materials to be distributed to the ESOP participants relating to the exercise of their rights under the the ESOP, prior to such communications or materials being provided to the ESOP participants.


                                   ARTICLE VI

                      ADDITIONAL AGREEMENTS AND COVENANTS

         6.01. No Solicitation. Neither the Company, nor any of its Subsidiaries, nor any officer, director, employee, representative, affiliate or agent of the Company or any of its Subsidiaries (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of its Subsidiaries), shall (i) solicit or initiate any inquiries or proposals that constitute a proposal or offer for a merger, consolidation, business combination, sale, lease, mortgage, pledge or other disposition of 10% or more of the assets, sale of shares of capital stock (including without limitation by way of a tender offer or share exchange) or similar transaction involving the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as an "Acquisition Proposal"), (ii) engage in negotiations or discussions concerning, or provide any non- public information to any person or entity relating to any such inquiries or any such Acquisition Proposal or (iii) agree to, approve or recommend to the shareholders of the Company any Acquisition Proposal, and the Company shall notify CII in writing (as promptly as practicable) of all of the relevant details relating to, and all material aspects of, all inquiries and proposals which it or any of its Subsidiaries or any of their respective representatives may receive relating to any of such matters and, if such inquiry or proposal is in writing, the Company shall deliver to CII a copy of such inquiry or proposal as promptly as practicable; provided, however that nothing contained in this Agreement shall prevent the Company or its Board of Directors from furnishing information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide Acquisition Proposal by such person or entity or recommending an unsolicited bona fide written Acquisition Proposal to the shareholders of the Company, or withdrawing or modifying the recommendation of the Board of Directors of the Company, if and only to the extent that (1) the Board of Directors determines in good faith after consultation with and upon the advice of outside legal counsel that such action is necessary for it to comply with its fiduciary duties to shareholders under applicable law, (2) prior to furnishing such information to or entering into discussions or negotiations with such person or entity, or withdrawing or modifying the recommendation of the Board of Directors of the Company, the Company (A) provides reasonable notice to CII to the effect that it is taking such action and (B) receives from such person or entity an executed confidentiality agreement with terms no less favorable to such party than those contained in the that certain letter agreement dated November 10, 1997 between CII's affiliate and the Company (the "Confidentiality Agreement") and (3) the Company shall promptly and continuously advise CII as to all relevant details relating to, and all materials aspects of, any such discussions or negotiations.

         6.02. Proxy Statement. As soon as practicable after the date hereof, the Company shall prepare a proxy statement (the "Proxy Statement") to be sent to the shareholders of the Company in connection with the meeting of the Company's shareholders (the "Company Shareholders' Meeting") to be held on or about May 16, 1998 to consider the Merger. The Proxy Statement shall include the recommendation of the Board of Directors of the Company in favor of this Agreement and the Merger, provided that the Board of Directors of the Company may withdraw such recommendation under the circumstances described in Section 6.01.

         6.03. Access to Information. The Company shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of CII reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to CII all information concerning its business, properties and personnel as CII may reasonably request, provided, however, that the Company shall have the right to impose limitations on such access and to schedule such access so as to minimize the disruption to the businesses of the Company and its Subsidiaries. Unless otherwise required by law, CII will hold any such information which is non-public in confidence in accordance with the Confidentiality Agreement.

         6.04. Shareholders Meeting. As promptly as practicable following the date of this Agreement and in consultation with CII, the Company shall call and give notice of the Company Shareholders' Meeting to be held on or prior to May 16, 1998 for the purpose of voting upon this Agreement and the Merger, in each case in accordance with the terms of the TBCA. Subject to Sections 6.01 and 6.02, the Company will, through its Board of Directors, recommend that its shareholders approve this Agreement and the Merger.

         6.05.   Legal Conditions to Merger.

                 (a) Merger Cooperation. Subject to Section 6.01, CII and the Company will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to the Merger (which actions shall include, without limitation, furnishing all information and making all filings required under the HSR Act and in connection with approvals of or filings with any other Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon either of them or any of their Subsidiaries in connection with the Merger. Each of CII and the Company will, and will cause its Subsidiaries to, take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other third party, required to be obtained or made by CII, the Company or any of their Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

                 (b) Financing Cooperation. The Company shall, and shall cause its Subsidiaries and its and their respective officers, employees and advisors to, provide all reasonable cooperation in connection with the arrangement of any financing to be consummated contemporaneous with or after the Closing in respect of the transactions contemplated by this Agreement, including without limitation, (i) participation in meetings, due diligence sessions and road shows, (ii) the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents, and (iii) the execution and delivery of any commitment letters, underwriting or placement agreements, pledge and security documents, other definitive financing documents or other requested certificates or documents, including a certificate of the chief financial officer of the Company with respect to solvency matters, comfort letters of accountants and legal opinions as may be reasonably requested by CII.

         6.06. Confidentiality. The parties shall, and shall cause their affiliates to, keep this Agreement and its terms, and the existence of the transactions contemplated hereby, confidential, except that after the distribution of the Proxy Statement either party may make such disclosure as it reasonably considers is appropriate after receiving the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed) and after consulting with the other party concerning the substance of such disclosure. If the transactions contemplated by this Agreement are not consummated for any reason whatsoever, CII shall not, from and after such termination, disclose or use any confidential information it may have concerning the affairs of the Company, except for information which is required by law to be disclosed or as may be disclosed in any preliminary Offering Memorandum distributed prior to such termination (in which case CII shall notify the Company as promptly as practical of its obligation to make such disclosure and shall cooperate with all reasonable requests by the Company to prevent or limit such disclosure). Confidential information includes, but is not limited to, customer lists and files, prices and costs, business and financial records, surveys, reports, plans, proposals, financial information, information relating to personnel and personnel contracts, stock ownership, liabilities and litigation.

         6.07. Consents. Each of CII and the Company shall use all reasonable efforts to obtain all necessary consents, waivers and approvals under any of CII's or the Company's material agreements, contracts, licenses or leases in connection with the Merger.

         6.08. Brokers or Finders. Each of CII and the Company represents, as to itself, its Subsidiaries and its Affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement except (a) Bear Stearns, whose fees and expenses will be paid by the Company in accordance with the Company's agreement with such firm (a copy of which has been delivered by the Company to CII prior to the date of this Agreement) and
(b) Hicks, Muse & Co. Partners, L.P., or another affiliate of HMRB ("HMC Partners"), which will be paid a fee at the Closing pursuant to the HM Financial Advisory Agreement (as hereinafter defined). True and complete copies of all agreements and understandings between the Company or any of its affiliates and Bear Stearns relating to the transactions contemplated hereby have been delivered to CII (the "Bear Stearns Agreement").

         6.09. Indemnification. In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any of the present or former officers or directors (in their capacities as such, and not in any other capacity, including as a shareholder or former shareholder of the Company) (the "Managers") of the Company or any of its Subsidiaries is, or is threatened to be, made a party by reason of the fact that he is or was a director, officer, employee or agent of the Company or any of its Subsidiaries, or is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether before or after the Effective Time, the Company (prior to the Effective Time) and the Surviving Corporation (from and after the Effective Time) shall indemnify and hold harmless to the full extent permitted by applicable law (including by advancing expenses promptly as statements therefor are received), each such Manager against any losses, claims, damages, liabilities, costs, expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with any such claim, action, suit, proceeding or investigation, and in the event of any such claim, action, suit proceeding or investigation (whether arising before or after the Effective Time), (i) if the Company (prior to the Effective Time) or the Surviving Corporation (from and after the Effective Time) has not promptly assumed the defense of such matter, the Managers may retain counsel satisfactory to them and the Company (prior to the Effective Time) or the Surviving Corporation (from and after the Effective Time) shall pay all fees and expenses of such counsel promptly as statements therefor are received and
(ii) the Company (prior to the Effective Time) or the Surviving Corporation (from and after the Effective Time) will use reasonable efforts to assist in the vigorous defense of any such matter; and provided further that the Company and the Surviving Corporation shall have no obligation under the foregoing provisions of this Section to any Manager when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, (x) that indemnification of such Manager in the manner contemplated hereby is prohibited by applicable law or (y) that the Company has breached a representation or warranty hereunder with respect to the same matters for which indemnification is being sought by such Manager and that such Manager had actual knowledge of such breach at the Effective Time. Any Manager wishing to claim indemnification under this Section, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Company (prior to the Effective Time) and the Surviving Corporation (from and after the Effective Time) thereof in writing (provided that the failure to give such notice shall not affect any obligations hereunder, except to the extent that the indemnifying party is actually and materially prejudiced thereby). The indemnified parties as a group may retain only one law firm to represent them with respect to each matter unless there is, under applicable standards of professional conduct, a conflict of any significant issues between the positions of two or more indemnified parties. CII and the Company agree that all rights to indemnification existing in favor of the Managers as provided in the Company's Articles of Incorporation or Bylaws as in effect as of the date hereof and as of the Effective Time, and in any agreement between the Company and any Manager with respect to matters occurring prior to the Effective Time, shall survive the Merger for a period of six years after the Effective Time. For a period of six years after the Effective Time, except as expressly contemplated by Section
1.05 hereof, the Surviving Corporation shall not amend or repeal any provisions of the Articles of Incorporation or Bylaws of the Company (which shall continue as the Articles of Incorporation and Bylaws of the Surviving Corporation after the Effective Time) in any manner which would adversely affect the indemnification or exculpatory provisions contained therein (as such are applicable to the indemnified parties).

         6.10. Protected Employees. If the employment with the Company of any individual listed in Schedule 6.10 is terminated by the Board of Directors of the Surviving Corporation, over the objection of the Chief Executive Officer of the Surviving Corporation, during the 12-month period from and after the Effective Time for any reason other than for "Cause," such employee's salary and benefits shall be continued for the 12-month period commencing as of the date of termination. As used herein, "Cause" shall mean (a) the failure or inability for any reason of the employee to devote his full business time to the Company's business, (b) the failure of the employee to diligently or effectively perform his duties to the Company, (c) the commission by the employee of any act involving moral turpitude or the commission by the employee of any act or the suffering by the employee of any occurrence or state of facts, which renders the employee incapable of performing his duties to the Company, or adversely affects or could reasonably by expected to adversely affect the Company's business reputation, (d) the violation by the employee of instructions or policies established by the Company with respect to the operation of its business and affairs or the employee's failure to carry out the reasonable instructions of the President of the Company, or (e) the commission by the employee of any action or the existence of any state of facts which would legally justify an employer in terminating an employee. For the purpose of this provision, a material change in duties (provided such employee provides the Company with 30 days prior notice and the Company has not cured such material change prior to the expiration of such 30 days) or a reduction in salary of more than 25% after the Effective Time, in either case without the consent of the employee, shall be considered a termination of employment.

         6.11. Additional Agreements; Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, subject to the appropriate vote of shareholders of the Company described in Section 6.04, including cooperating fully with the other party. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Constituent Corporations, the proper officers and directors of each party to this Agreement shall take all such necessary action.

         6.12. Disclosure Statement. From time to time prior to the Effective Time, the Company will promptly, and in any event within five business days, supplement and amend the Company Disclosure Schedule delivered in connection herewith with respect to any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Schedule or which is necessary to correct any information in the Company Disclosure Schedule which has been rendered inaccurate thereby. No supplement or amendment shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article VII or compliance by the Company with the covenants set forth in Articles V and VI.

         6.13. Financial Statements. The Company shall deliver to CII promptly upon their becoming available (in no event later than 30 days from the end of such month or period, as the case may be), copies of monthly financial statements for each of the months ended after the date hereof and prior to the Closing and quarterly financial statements for the quarter ended March 31, 1998. Each of such monthly and quarterly financial statements shall be prepared in accordance with GAAP (except for the exclusion of notes), applied throughout the periods involved and present fairly the financial condition of the Company and its Subsidiaries as at said dates (subject to normal year end adjustments).

         6.14. Opinion of Financial Advisor. Prior to the date hereof, Bear Stearns has given its oral opinion to the Company's Board of Directors that the Merger Consideration to be received by the Company's shareholders is fair, from a financial point of view, to the shareholders of the Company. Upon receipt, the Company will deliver to CII the written opinion of Bear Stearns to the same effect.

         6.15. Shareholders Agreement. The Company shall execute and deliver, and the Company and CII shall use their reasonable efforts to cause each of the individuals and entities listed in

Schedule 6.15 to execute and deliver, a Shareholders Agreement in the form of Exhibit E simultaneously with the Closing.

         6.16.   Employment and Consulting Agreements.

                 (a) The Company shall, and shall use its reasonable efforts to cause each of Donald J. Carter, Donald J. Carter, Jr., Barbara J. Hammond and Christina L. Carter Urschel to, execute and deliver an Employment Agreement in the forms of Exhibit F simultaneously with the Closing.

                 (b) The Company shall, and shall use its reasonable efforts to cause Ronald L. Carter to, execute and deliver a Consulting Agreement in the form of Exhibit G simultaneously with the Closing.

         6.17. Stock Option Plans. Prior to or simultaneously with the Closing, the Company shall adopt Stock Option Plans or other arrangements (a) for the benefit of the Company's employees, in the form of Exhibit H and (b) for the benefit of the Company's unit managers and branch managers, substantially on the terms set forth in Exhibit I. Under the Stock Option Plan to be adopted for the benefit of the Company's employees, options for 338,481 shares of Company Common Stock shall be granted to each of Donald J. Carter, Jr. and Christina L. Carter Urschel and options for an aggregate of 338,481 shares of Company Common Stock shall be granted to existing members of management of the Company.

         6.18. Copyright Assignment and License Agreement. Prior to or simultaneously with the Closing, the Company and Donald J. Carter shall enter into a Copyright Assignment and a License Agreement substantially in the form of Exhibit J and Exhibit K, respectively.

         6.19. Personal Property Lease. Prior to or simultaneously with the Closing, the Company and Donald J. Carter shall have the right to enter into a Personal Property Lease in the form of Exhibit L.

         6.20. Company Expenses. The Company has directed each of its advisors (including its attorneys, accountants, investment bankers, consultants and other advisors) to bill the Company for all fees and expenses incurred for or on behalf of the Company by such advisors in connection with the transactions contemplated hereby (the "Third Party Expenses") no less frequently than monthly or, in the case of the fees and expenses payable to Bear Stearns, at the times and in the amounts specified in the Bear Stearns Agreement, and to provide a final invoice to the Company for all unpaid Third Party Expenses at least two business days prior to the Closing. The Company will pay all such invoices promptly following receipt thereof.

         6.21. Environmental Investigation. The Company shall cooperate in all reasonable respects with CII in identifying and evaluating the environmental condition of any real property formerly owned, operated or leased by the Company or any Subsidiary, including any Subsidiary of the Company divested by the Company on or before January 1, 1995 and which property is currently not owned, operated or leased by the Company or its Subsidiaries ("Former Properties"). Such cooperation shall include, but shall not be limited to, to the extent reasonably possible without the expenditure of any unusual effort or expense, (i) identifying the location of all Former Properties, which location shall include the appropriate street address and zip code, (ii) providing information on the historic use of each of the Former Properties, particularly the use while under the control of the Company or any of its Subsidiaries, (iii) identifying any environmentally sensitive operations at each Former Property, including, but not limited to, hazardous materials usage, waste disposal practices and underground storage tanks, (iv) providing copies of any indemnification agreements or environmental reports associated with or prepared in connection with the Former Properties that are in the Company's possession, and (v) making available employees, consultants and advisors to the Company who are familiar with the Former Properties.

         6.22.   Certain Agreements with HMC Partners.      Prior to or
simultaneously with the Closing, the Company shall, and shall cause each of its Subsidiaries to, enter into a Financial Advisory Agreement with HMC Partners in the form of Exhibit O (the "HM Financial Advisory Agreement") and a Monitoring and Oversight Agreement with HMC Partners in the form of Exhibit P (the "HM Monitoring Agreement").

                                  ARTICLE VII

                              CONDITIONS TO MERGER

         7.01. Conditions to Each Party's Obligation To Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

                 (a) Shareholder Approval. This Agreement and the Merger shall have been approved and adopted by the affirmative vote of the holders of two-thirds of the outstanding shares of the Company Common Stock.

                 (b) HSR. The waiting period under the HSR Act shall have expired or each of the Company and CII shall have received notice of early termination of such waiting period.

                 (c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall have been issued, nor shall any proceeding brought by a domestic administrative agency or commission or other domestic Governmental Entity seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal.

         7.02. Additional Conditions to Obligations of CII. The obligations of CII to effect the Merger are subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by
CII:

                 (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for changes contemplated by this Agreement or, in the case of representations and warranties that are not already qualified by materiality or Material Adverse Effect, changes or inaccuracies that do not constitute a Material Adverse Effect; and CII shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

                 (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and CII shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

                 (c) Opinion of the Company's Counsel. CII shall have received from Gardere & Wynne, L.L.P., counsel to the Company, an opinion in the form of Exhibit M, with such changes thereto as may be reasonably requested by CII and its counsel.

                 (d) Material Adverse Effect. There shall not have occurred any change in the business, results of operations or financial condition of the Company and its Subsidiaries at any time between the date hereof and the Effective Time which constitute a Material Adverse Effect.

                 (e) Necessary Funds. The Company and CII shall have received the funds pursuant to the Commitment Letters or from substitute sources in the same aggregate amount and on terms not substantially less favorable than those set forth in the Commitment Letters.

                 (f) Cash Assets. After giving effect to the Merger and payment of the Merger Consideration, the Third Party Expenses and all other fees and expenses incurred or to be incurred by the Company in connection with the transactions contemplated hereby (other than those related to the HM Financial Advisory Agreement, the HM Monitoring Agreement and the financing of the Merger Consideration), the Company and its Subsidiaries shall have immediately prior to the Closing (i) "Cash and Cash Equivalents" in an amount equal to at least $10,000,000, as certified to CII by the Company's Chief Executive Officer. As used herein, Cash and Cash Equivalents shall include (i) the items included in the Company Balance Sheet as cash and cash equivalents and (ii) if as of the Closing Date that certain King Air B200 aircraft has not been sold or that certain grid promissory note which had a maximum principal amount outstanding of $820,835.73, payable to the Company by All-Star Helicopters, Inc., has not been paid in full, an amount equal to $2,086,000 (provided that if such aircraft has been sold or such note has been paid, the amount otherwise included pursuant to this clause (ii) shall be reduced by the actual cash received by the Company in connection therewith).

                 (g) Environmental Investigation of Prior Owned Properties. CII shall have completed its due diligence investigation of the Former Properties and based thereon shall not have reasonably concluded that there are environmental liabilities relating to such properties that constitute a Material Adverse Effect.

                 (h) Employment and Consulting Agreements. The Company and each of the individuals listed in Section 6.16 shall have executed and delivered to CII the Employment and Consulting Agreements required thereby.

         7.03. Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

                 (a) Representations and Warranties. The representations and warranties of CII set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for changes contemplated by this Agreement; and the Company shall have received a certificate signed on behalf of CII by the chief executive officer and the chief financial officer of CII to such effect.

                 (b) Performance of Obligations of CII. CII shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of CII by the chief executive officer and the chief financial officer of CII to such effect.

                 (c) Opinion of CII's Counsel. The Company shall have received from Weil, Gotshal & Manges LLP, counsel to CII, an opinion in the form of Exhibit N, with such changes thereto as may be reasonably requested by the Company and its counsel.

                                  ARTICLE VIII

                           TERMINATION AND AMENDMENT

         8.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, by written notice by the terminating party to the other party, whether before or after approval of the matters presented in connection with the Merger by the shareholders of the Company:

                 (a)      by mutual written consent of CII and the Company; or

                 (b) by either CII or the Company if the Merger shall not have been consummated by June 5, 1998; provided, however, that (i) if the condition set forth in Section 7.02(f) has not been satisfied by June 5, 1998, CII shall have the right to extend the closing date until the third business day after the earliest date that such condition has been satisfied, but in no event later than June 30, 1998 and (ii) the right to terminate this Agreement under this Section 8.01(b) shall not be available to a party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

                 (c) by either CII or the Company if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

                 (d) by either the Company or CII, if, at the Company Shareholders' Meeting (including any adjournment or postponement thereof), the requisite vote of the shareholders of the Company in favor of this Agreement and the Merger shall not have been obtained;

                 (e) by CII, (i) if the Board of Directors of the Company shall (A) fail to call, give notice of, convene or hold the Company Shareholders' Meeting, (B) fail to recommend to the Company's shareholders approval of the transactions contemplated by this Agreement, or (C) have withdrawn or modified its recommendation of this Agreement or the Merger in a manner adverse to CII or shall have resolved to do either of the foregoing or
(ii) an Acquisition Proposal has been recommended by the Board of Directors of the Company or accepted by the Company or the Company shall have entered into an agreement with respect to such Acquisition Proposal;

                 (f) by the Company if (i) the Board of Directors of the Company shall have withdrawn or modified its recommendation of this Agreement in a manner adverse to CII or shall have resolved to do either of the foregoing in accordance with Section 6.01 or Section 6.02 hereof or (ii) an Acquisition Proposal has been recommended by the Board of Directors of the Company or accepted by the Company or the Company shall have entered into an agreement with respect to such Acquisition Proposal in accordance with Section 6.01; provided, however, that in either case CII receives at least five business days' prior written notice and, during such five business day period, the Company shall, and shall cause its financial and legal advisors to, consider any adjustment in the terms and conditions of this Agreement that CII may propose; provided, further, that the Company may not effect such termination pursuant to this Section 8.01(f) unless the Company has contemporaneously with such termination tendered payment to CII or CII's designee of the amounts that are due to CII under Section 8.03(b); or

                 (g) by CII or the Company, if there has been a breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement, which breach constitutes a Material Adverse Effect and shall not have been cured within 10 business days following receipt by the breaching party of written notice of such breach from the other party (provided that such right to cure shall not affect either party's right to terminate this Agreement pursuant to Section 8.01(b)).

         8.02. Effect of Termination. In the event of termination of this Agreement as provided in Section 8.01, this Agreement shall immediately become void and, subject to Section 8.03 and the provisions of this Section 8.02, there shall be no liability or obligation on the part of CII, the Company or their respective officers, directors or shareholders (provided that this Section 8.02 and Sections 6.06, 6.08 and 8.03 shall survive any such termination in accordance with their respective terms); provided, however, that the foregoing shall not relieve CII from any liability that it may have to the Company as a result of the willful breach by CII of any of its covenants, agreements, representations or warranties contained in this Agreement.

         8.03.   Fees and Expenses.

                 (a) Whether or not the Merger is consummated, except as otherwise provided in Section 8.03(b), all fees and expenses incurred by the Company in connection with this Agreement and the transactions contemplated hereby shall be paid by the Company, except that all fees and expenses incurred by CII or its affiliates shall be paid by CII or its affiliates.

                 (b) If (i) the Company or CII terminates this Agreement pursuant to Section 8.01(d) and one or more of the individuals set forth on Exhibit A shall have breached any of his, her or its obligations under the Voting Agreement, (ii) CII terminates this Agreement pursuant to Section 8.01(e), (iii) the Company terminates this Agreement pursuant to Section 8.01(f) or (iv) CII terminates this Agreement pursuant to Section 8.01(g) as a result of a willful breach of a representation, warranty, covenant or agreement by the Company, then in any such event the Company shall reimburse CII or its designee for its and its affiliates' documented reasonable out-of-pocket fees and expenses incurred in connection with the transactions contemplated hereby, promptly upon presentment of statements documenting such expenses, in any event not to exceed an aggregate of $2,000,000. Payment of such amounts shall constitute complete and full satisfaction of all of the Company's and its affiliates' obligations and liabilities to CII under this Agreement related to such termination or otherwise.

         8.04. Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of the Company, but, after such approval, no amendment shall be made which by law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         8.05. Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                   ARTICLE IX

                                 MISCELLANEOUS

         9.01. Investigations; Nonsurvival of Representations and Warranties. The respective representations and warranties of the Company and CII contained herein shall not be deemed waived or otherwise affected by any investigation made by a party hereto. The representations and warranties of the Company and CII set forth in Articles III and IV of this Agreement shall terminate at, and shall not survive, the Effective Time. The Confidentiality Agreement shall survive the execution and delivery of this Agreement.

         9.02. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed), or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                 (a)      if to CII, to:

                          c/o HMTF Operating, Inc.
                          200 Crescent Court
                          Suite 1600
                          Dallas, Texas 75201
                          Attention: Lawrence D. Stuart, Jr.
                          Telecopy Number: 214/740-7313

                 with a required copy to (which shall not constitute notice):

                          Weil, Gotshal & Manges LLP
                          100 Crescent Court
                          Suite 1300
                          Dallas, Texas 75201
                          Attention: Glenn D. West
                          Telecopy Number: 214/746-7777

                 (b)      if to the Company, to

                          4550 Spring Valley Road
                          Dallas, Texas 75244-3705
                          Attention: Donald J. Carter, Jr.
                          Telecopy Number: 972/386-1008

                 with a required copy to (which shall not constitute notice):

                          Gardere & Wynne, L.L.P.
                          1601 Elm Street
                          Suite 3000
                          Dallas, Texas 75201
                          Attention: Alan J. Perkins, Esq.
                          Telecopy Number: 214/999-3683

         9.03. Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The term "or" is disjunctive but not necessarily exclusive. The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement," "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement.

         9.04. Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterparts.

         9.05. Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) except as provided in Sections 6.09, 6.10 and 9.08(which such Sections are intended to be for the benefit of, and to be relied upon by, the third parties described therein), are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

         9.06. Governing Law. THE PARTIES ACKNOWLEDGE AND AGREE THAT THIS AGREEMENT AND THE OBLIGATIONS AND UNDERTAKINGS OF THE PARTIES HEREUNDER SHALL BE PERFORMABLE IN DALLAS, DALLAS COUNTY, TEXAS. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO ANY APPLICABLE CONFLICTS OF LAW.

         9.07. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement, a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

         9.08. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided that CII may make a collateral assignment of its interests hereunder to any lender to CII without the prior written consent of the Company. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors.

         9.09. Knowledge. As used in this Agreement, the term "to the knowledge of the Company," or words of similar import, shall mean the actual current conscious awareness of the Company's Chairman of the Board, Chief Executive Officer, President, Executive Vice President of Sales and Marketing, Chief Financial Officer and General Counsel.

         9.10. Withholding Taxes. Each of the shareholders of the Company shall provide to CII at the time of the Merger, to the extent applicable, an affidavit which complies with Section 1445(b)(2) of the Code and the Treasury Regulations thereunder.


                [THE NEXT FOLLOWING PAGE IS THE SIGNATURE PAGE]

         IN WITNESS WHEREOF, CII and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                        CROWLEY INVESTMENTS, INC.


                                        By:
                                           --------------------------------
                                           Its:
                                               ----------------------------


                                        HOME INTERIORS & GIFTS, INC.


                                        By:
                                           --------------------------------
                                           Donald J. Carter
                                           Chairman of the Board